Exhibit 99.1

FOR IMMEDIATE RELEASE

August 2, 2012

Contact:

John B. Woodlief

Executive Vice President

and Chief Financial Officer

704-372-5404

Harris Teeter Supermarkets, Inc. Reports Results for the Third Quarter of Fiscal 2012

MATTHEWS, N.C.—August 2, 2012—Harris Teeter Supermarkets, Inc. (NYSE:HTSI) (the “Company”) today reported that sales for the third quarter of fiscal 2012 ended July 1, 2012 increased by 4.6% to $1.15 billion from $1.10 billion in the third quarter of fiscal 2011. For the 39 weeks ended July 1, 2012, sales increased by 6.5% to $3.39 billion from $3.18 billion for the comparable period of fiscal 2011. The increase in sales for the quarter and 39-week period was driven by an increase in comparable store sales and sales from new stores, partially offset by store closings. Comparable store sales increased by 3.70% for the quarter, and 4.30% for the 39-week period ended July 1, 2012, from the respective comparable periods of fiscal 2011.

On June 1, 2012, the Company announced a purchase and sale agreement between the Company’s subsidiary Harris Teeter, Inc. (‘Harris Teeter”) and Lowes Food Stores, Inc. (“Lowes Foods”) (the “Lowes Foods Transaction”). Per the agreement Harris Teeter acquired ten Lowes Foods store locations in the central Carolinas region and Lowes Foods acquired six Harris Teeter store locations in western North Carolina. The stores acquired by Harris Teeter were closed for remodeling, stocking and training of employees. Six of the acquired stores are expected to re-open during the fourth quarter of fiscal 2012. Three of the acquired stores are expected to be converted to a new innovative format featuring a worldwide variety of wine, beer, specialty foods and other selected merchandise and one of the acquired stores is expected to be subleased.

During the first nine months of fiscal 2012, the Company opened six new stores (one of which was a replacement for a store closed in the first quarter) and closed eight stores (including the six stores sold to Lowes Foods and one store which is expected to be replaced with a new store opening in fiscal 2013). Since the end of the third quarter of fiscal 2011, the Company has opened seven new stores and closed nine stores (including the six stores sold to Lowes Foods) for a net reduction of two stores. In addition, one store located in the Washington D.C. market has been temporarily closed while the Company repairs damage caused by flooding. The Company operated 201 stores as of the end of the third quarter of fiscal 2012.

As previously disclosed, the Company sold all of its ownership interest in its wholly-owned industrial thread manufacturing company American & Efird (“A&E”) on November 7, 2011. As such, A&E’s results of operations and financial position are reported as discontinued operations.

Gross profit in the third quarter of fiscal 2012 increased by 6.8% to $348.3 million (30.22% of sales) from $326.1 million (29.60% of sales) in the third quarter of fiscal 2011. For the 39 weeks ended July 1, 2012, gross profit increased by 7.3% to $1.02 billion (30.03% of sales) from $949.6 million (29.82% of sales) in the same period of fiscal 2011. The LIFO charge for the third quarter of fiscal 2012 was $1.5 million (0.13% of sales) as compared to $5.9 million (0.54% of sales) in the third quarter of fiscal 2011. The LIFO charge for the first nine months of fiscal 2012 was $7.4 million (0.22% of sales) as compared to $11.2 million (0.35% of sales) for the first nine months of fiscal 2011.

Selling, general and administrative (“SG&A”) expenses for the third quarter and first nine months of fiscal 2012 increased from the respective prior year periods as a result incremental store growth and its impact on associated operational costs and approximately $22.3 million of impairment losses and other incremental costs associated with the Lowes Foods Transaction. In addition, SG&A expenses in the third quarter of fiscal 2012 included gains of $3.1 million recognized from life insurance proceeds. On a percent of sales basis, SG&A expenses for the quarter increased by 218 basis points (of which 194 basis points represented the Lowes Foods Transaction costs) during the quarter and increased by 66 basis points (of which all 66 basis points represented the Lowes Foods Transaction costs) for the 39 weeks ended July 1, 2012, as compared to the comparable periods of the prior year. The Company’s emphasis on cost controls and improved labor management has been effective in offsetting a portion of the increases in health and welfare costs, pension expense and other fringe benefit costs, as well as increased costs associated with the Company’s store remodeling program.

Operating profit in the third quarter of fiscal 2012 was $32.5 million, comprised of Harris Teeter operating profit of $31.7 million ($54.0 million, or 4.69% to sales, without the Lowes Foods Transaction costs) and Corporate operating profit of $0.8 million. Operating profit in the third quarter of fiscal 2011 was $48.2 million, comprised of Harris Teeter operating profit of $50.7 million (4.60% to sales) and Corporate operating losses of $2.4 million.

For the 39 weeks ended July 1, 2012, operating profit was $131.3 million, comprised of Harris Teeter operating profit of $136.1 million ($158.4 million, or 4.67% to sales, without the Lowes Foods Transaction costs) and Corporate operating losses of $4.8 million. For the 39 weeks ended July 3, 2011, operating profit was $137.6 million, comprised of Harris Teeter operating profit of $146.0 million (4.59% to sales) and Corporate operating losses of $8.4 million.

The Company reported net earnings of $15.8 million for the third quarter of fiscal 2012, compared to net earnings of $32.1 million for the third quarter of fiscal 2011. Net earnings for the third quarter of fiscal 2012 were comprised of earnings from continuing operations of $20.0 million, or $0.41 per diluted share, and a loss from discontinued operations of $4.2 million, which included an income tax expense adjustment of $3.5 million for establishing a reserve against future utilization of tax benefits as a result of the A&E purchase price allocation which re-categorized more of the loss on sale as a capital loss. The net impact of the Lowes Foods Transaction costs and insurance gains reduced earnings from continuing operations after tax in the third quarter of fiscal 2012 by $10.4 million, or $0.21 per diluted share. Net earnings for the third quarter of fiscal 2011 were comprised of earnings from continuing operations of $26.3 million, or $0.54 per diluted share, and earnings from discontinued operations of $5.8 million.

Net earnings for the 39 weeks ended July 1, 2012 totaled $59.7 million and were comprised of earnings from continuing operations of $76.2 million, or $1.55 per diluted share and a loss from discontinued operations of $16.5 million. In addition to the Lowes Foods Transaction costs and insurance gains recorded in the third quarter of fiscal 2012 as discussed above, earnings from continuing operations for fiscal 2012 were favorably impacted by a reversal of accrued interest amounting to $1.3 million that was associated with a reduction of the Company’s unrecognized tax liabilities. The net impact of the Lowes Foods Transaction costs, insurance gains and interest expense reversal reduced earnings from continuing operations after tax during the first nine months of fiscal 2012 by $9.6 million, or $0.20 per diluted share. Net earnings for the 39 weeks ended July 3, 2011 totaled $100.1 million and were comprised of earnings from continuing operations of $86.8 million, or $1.78 per diluted share, and earnings from discontinued operations of $13.3 million. Fiscal 2011 earnings from continuing operations included a pre-tax gain of $19.5 million ($10.3 million after tax or $0.21 per diluted share) from the sale of the Company’s interest in a foreign investment.

The pre-tax loss from discontinued operations for the 39 weeks ended July 1, 2012 amounted to $19.0 million, $16.5 million after tax benefits or $0.34 per diluted share. As disclosed last year, the Company expected to incur additional non-cash charges for the settlement of pension liabilities and other employee benefits in connection with the sale of A&E. Accordingly, the Company recorded non-cash charges of $26.3 million ($12.9 million after tax) during the first nine months of fiscal 2012 that related to these anticipated costs. The majority of these losses resulted from adjustments for the recognition of a pro-rata share of the pension plan’s accumulated unrecognized net actuarial losses that was previously included in Accumulated Other Comprehensive Income and the impact from allocating existing plan assets under pension regulations and was based on actuarial calculations. The Company is still in the process of reviewing the purchase price allocation and its impact on income taxes. Finalizing this review could result in additional adjustments in the fourth quarter of fiscal 2012.

Thomas W. Dickson, Chairman of the Board and Chief Executive Officer stated, “We are pleased with our results for the quarter and the completion of our purchase and sale transaction with Lowes Foods. As we reported, the non-cash impairment charges and additional incremental expenses we incurred in this transaction reduced the Company’s operating profit by $22.3 million and decreased the operating margin by 194 basis points in the third quarter of fiscal 2012. Without these additional costs, our operating profit margin for the quarter would have increased by 38 basis points compared to last year.

Our pricing and promotional strategies continue to be effective in driving unit sales, customer visits and increasing market share. During the quarter we experienced increased unit sales on a comparable store basis and have continued this positive trend into the fourth quarter. In addition, our store brand penetration on both a unit and sales dollar basis improved over the prior year. We believe these positive results are a result of our continuing commitment to our customers to deliver outstanding values and excellent customer service.”

The Company’s operating performance and strong financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Capital expenditures are planned to total approximately $215 million for fiscal 2012 and $255 million for fiscal 2013. During the fourth quarter of fiscal 2012, the Company plans to open a total of seven stores (six of the ten stores acquired from Lowes Foods and one additional store) and complete major remodels on nine stores, five of which will be expanded in size. The Company continues to accelerate its new store growth. The new store development program for fiscal 2012 is expected to result in a 4.5% increase in retail square footage, as compared to a 3.2% increase in fiscal 2011. During fiscal 2013, the Company plans to open 12 new stores (two of which are replacements), open the three stores acquired from Lowes Foods that are being converted to the new innovative format and complete major remodels on nine stores (three of which will be expanded in size). The fiscal 2013 new store openings are currently scheduled for three in the first quarter, two in the second quarter, two in the third quarter and eight in the fourth quarter. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

The Company’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development can impact the expected capital expenditures, sales and operating results.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2012 due to the current economic environment and its impact on the Company’s customers. During the fourth quarter of fiscal 2012, the Company expects to incur approximately $4.4 million of additional expenses related to the Lowes Foods Transaction. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands. The retail grocery market remains intensely competitive, and any operating improvement will be dependent on the Company’s ability to increase its market share and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill or other long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Harris Teeter Supermarkets, Inc. operates a leading regional supermarket chain in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.

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Selected information regarding Harris Teeter Supermarkets, Inc. and its subsidiaries follows. For more information on Harris Teeter Supermarkets, Inc., visit our web site at: www.harristeeter.com.

Harris Teeter Supermarkets, Inc.

Consolidated Condensed Statements of Earnings

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended				39 Weeks Ended
	July 1, 2012		July 3, 2011		July 1, 2012		July 3, 2011
Sales	$1,152,676	100.00%	$1,101,650	100.00%	$3,392,621	100.00%	$3,184,077	100.00%
Cost of Sales	804,337	69.78%	775,593	70.40%	2,373,905	69.97%	2,234,521	70.18%
Gross Profit	348,339	30.22%	326,057	29.60%	1,018,716	30.03%	949,556	29.82%

Selling, General and Administrative Expenses:
Harris Teeter	316,619	27.47%	275,400	25.00%	882,612	26.02%	803,529	25.24%
Corporate	(838)	-0.07%	2,458	0.22%	4,798	0.14%	8,373	0.26%
Total	315,781	27.40%	277,858	25.22%	887,410	26.16%	811,902	25.50%

Operating Profit	32,558	2.82%	48,199	4.38%	131,306	3.87%	137,654	4.32%

Other Expense (Income):
Interest expense	4,531	0.39%	4,833	0.44%	12,603	0.37%	14,362	0.45%
Interest income	(402)	-0.03%	(30)	0.00%	(484)	-0.01%	(86)	0.00%
Net investment loss (gain)	-	0.00%	-	0.00%	-	0.00%	(19,392)	-0.61%
Total	4,129	0.36%	4,803	0.44%	12,119	0.36%	(5,116)	-0.16%

Earnings From Continuing Operations Before Income Taxes	28,429	2.46%	43,396	3.94%	119,187	3.51%	142,770	4.48%
Income Tax Expense	8,468	0.73%	17,140	1.56%	42,954	1.26%	55,935	1.75%
Earnings from Continuing Operations, Net of Income Taxes	19,961	1.73%	26,256	2.38%	76,233	2.25%	86,835	2.73%

Earnings (Loss) from Operations of Discontinued Operations	(692)		8,081		(19,036)		20,175
Income Tax (Benefit) Expense	3,484		2,240		(2,501)		6,874
Earnings (Loss) from Discontinued Operations, Net of Income Taxes	(4,176)		5,841		(16,535)		13,301

Net Earnings	$15,785		$32,097		$59,698		$100,136

Net Earnings (Loss) Per Share - Basic:
Continuing Operations	$0.41		$0.54		$1.56		$1.79
Discontinued Operations	(0.09)		0.12		(0.34)		0.27
Total	$0.32		$0.66		$1.22		$2.07

Net Earnings (Loss) Per Share - Diluted:
Continuing Operations	$0.41		$0.54		$1.55		$1.78
Discontinued Operations	(0.09)		0.12		(0.34)		0.27
Total	$0.32		$0.66		$1.22		$2.05

Weighted Average Number of Shares of Common Stock Outstanding:
Basic	48,785		48,489		48,738		48,460
Diluted	49,068		48,874		49,034		48,830

Dividends Declared Per Common Share	$0.14		$0.13		$0.41		$0.39

Effective Tax Rate on Continuing Operations	29.8%		39.5%		36.0%		39.2%

Harris Teeter Supermarkets, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	July 1, 2012	October 2, 2011	July 3, 2011

Assets
Current Assets:
Cash and Cash Equivalents	$207,733	$164,479		$115,784
Accounts Receivable, Net	76,004	47,088		55,840
Refundable Income Taxes	11,472	15,055		5,527
Inventories	286,541	287,137		273,296
Deferred Income Taxes	8,178	1,321		1,281
Prepaid Expenses and Other Current Assets	27,726	24,576		25,854
Current Assets of Discontinued Operations	-	220,017		275,048
Total Current Assets	617,654	759,673		752,630

Property, Net	1,057,598	1,019,468		1,003,244
Investments	107,395	112,556		116,843
Goodwill	19,301	-		-
Intangible Assets	15,349	13,609		13,376
Other Long-Term Assets	72,258	79,118		79,239

Total Assets	$1,889,555	$1,984,424		$1,965,332

Liabilities and Shareholders' Equity
Current Liabilities:
Current Portion of Long-Term Debt and Capital Lease Obligations	$4,211	$3,902	$	$ 4,155
Accounts Payable	256,594	252,859		233,477
Accrued Compensation	59,974	63,236		53,087
Other Current Liabilities	92,425	87,805		80,495
Current Liabilities of Discontinued Operations	-	71,571		70,022
Total Current Liabilities	413,204	479,373		441,236

Long-Term Debt and Capital Lease Obligations	210,052	283,428		285,176
Deferred Income Taxes	16,574	19,674		20,399
Pension Liabilities	88,012	113,617		119,466
Other Long-Term Liabilities	124,490	113,250		114,406

Shareholders' 'Equity:
Common Stock	109,738	104,211		102,017
Retained Earnings	1,024,024	984,535		999,815
Accumulated Other Comprehensive Loss	(96,539)	(100,423)		(105,614)
Accumulated Other Comprehensive Loss of Discontinued Operations	-	(19,048)		(17,563)
Total Shareholders' Equity of Harris Teeter Supermarkets, Inc.	1,037,223	969,275		978,655
Noncontrolling Interest of Discontinued Operations	-	5,807		5,994
Total Shareholders' Equity	1,037,223	975,082		984,649

Total Liabilities and Shareholders' Equity	$1,889,555	$1,984,424		$1,965,332

Harris Teeter Supermarkets, Inc.

Consolidated Condensed Statements of Cash Flows

(in thousands)

(unaudited)

	39 Weeks Ended
	July 1, 2012	July 3, 2011

Cash Flow From Operating Activities:
Net Earnings	$59,698	$100,136
Loss (Earnings) from Discontinued Operations	16,535	(13,301)
Non-Cash Items Included in Net Income
Depreciation and Amortization	101,013	95,979
Deferred Income Taxes	(6,393)	16,744
Net Gain on Sale of Property and Investments	(693)	(19,471)
Share-Based Compensation	5,606	6,014
Other, Net	(1,821)	(1,784)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(28,916)	(7,967)
Inventories	595	(1,271)
Prepaid Expenses and Other Current Assets	(3,124)	2,559
Accounts Payable	118	22,602
Other Current Liabilities	(1,675)	2,921
Other Long-Term Operating Accounts	(26,990)	(40,655)
Net Cash Provided by Operating Activities of Discontinued Operations	-	4,624
Net Cash Provided by Operating Activities	113,953	167,130

Investing Activities:
Capital Expenditures	(118,941)	(98,601)
Purchase of Other Investments	(3,327)	(18,835)
Business Acquisition	(26,296)	-
Proceeds from Sale of Property and Investments	171,300	56,221
Net Proceeds From (Investments in) Company-Owned Life Insurance	12,542	(1,073)
Other, Net	(28)	(127)
Net Cash Used by Investing Activities of Discontinued Operations	-	(3,467)
Net Cash Provided (Used) by Investing Activities	35,250	(65,882)

Financing Activities:
Payments on Long-Term Debt and Capital Lease Obligations	(81,933)	(28,910)
Dividends Paid	(20,209)	(19,165)
Proceeds from Stock Issued	314	559
Share-Based Compensation Tax Benefits	1,838	836
Shares Effectively Purchased and Retired for Withholding Taxes	(5,129)	(2,485)
Other, Net	(830)	105
Net Cash Used by Financing Activties of Discontinued Operations	-	(1,647)
Net Cash Used by Financing Activities	(105,949)	(50,707)

Increase in Cash and Cash Equivalents	43,254	50,541
Effect of Foreign Currency Fluctuations on Cash of Discontinued Operations	-	55
Cash and Cash Equivalents at Beginning of Period	164,479	73,612

Cash and Cash Equivalents at End of Period	$207,733	$124,208

Cash and Cash Equivalents of Continuing Operations	$207,733	$115,784
Cash and Cash Equivalents of Discontinued Operations	-	$8,424

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$14,205	$14,463
Income Taxes	54,940	31,614
Non-Cash Activity:
Assets Acquired Under Capital Leases	8,866	12,144
Note Received in Connection with Sale of Investments	-	2,855

Harris Teeter Supermarkets, Inc.

Other Statistics

(dollars in thousands)

	13 Weeks Ended				39 Weeks Ended
	July 1, 2012		July 3, 2011		July 1, 2012		July 3, 2011
Operating Profit Analysis:	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
Harris Teeter operating profit without Lowes Foods Transaction costs	$54,048	4.69%	$50,657	4.60%	$158,432	4.67%	$146,027	4.58%
Lowes Foods Transaction costs	(22,328)	-1.94%	-	0.00%	(22,328)	-0.66%	-	0.00%
Corporate operating loss without gains from insurance proceeds	(2,278)	-0.20%	(2,458)	-0.22%	(7,914)	-0.23%	(8,373)	-0.26%
Gains from insurance proceeds	3,116	0.27%	-	0.00%	3,116	0.09%	-	0.00%
Consolidated operating profit	$32,558	2.82%	$48,199	4.38%	$131,306	3.87%	$137,654	4.32%

New Store Pre-Opening Costs (excluding stores acquired from Lowes Foods)	$1,633	0.14%	$1,503	0.14%	$4,474	0.13%	$5,353	0.17%

Pre-opening costs are included with SG&A expenses and consist of rent, labor and associated fringe benefits, and recruiting and relocation costs incurred prior to a new store opening.

	13 Weeks Ended		39 Weeks Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

Comparable Store Sales Increase	3.70%	4.37%	4.30%	2.68%

Store Brand Penetration Based on Units	23.80%	23.07%	24.10%	23.73%

Store Brand Penetration Based on Sales	24.90%	24.36%	25.12%	24.38%

Store Count
Beginning number of stores	206	202	204	199
Opened during the period	3	2	6	6
Temporarily closed during the period	(1)	—	(1)	—
Closed during the period	(7)	—	(8)	(1)
Stores in operation at end of period	201	204	201	204

Number of Major Store Remodels Completed	1	3	3	4
Number of Expansion Remodels Included Above	—	—	1	—

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year.

A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period. If the location is closed, the sales during the period are removed from the calculation. If the location is completely rebuilt, it is reported as a replacement store and included in the same store sales calculation for the weeks actually open.